SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2014

M&F BANCORP, INC.

(Exact Name of Registrant as specified in its charter)

North Carolina	000-27307	56-1980549
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2634 Durham-Chapel Hill Boulevard, Durham, North Carolina 27707

(Address of principal executive offices)

Registrant’s telephone number, including area code (919) 683-1521

Not Applicable

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INDEX

Page

Item 1.01 – Entry into a Material Definitive Agreement	3

Item 1.02 – Termination of a Material Definitive Agreement	4

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers	4

Item 9.01 – Financial Statements and Exhibits	4

Signatures	4
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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Executive Officer Compensation. On August 11, 2014, M&F Bancorp, Inc. (the “Company”) and its wholly owned bank subsidiary, Mechanics and Farmers Bank (the “Bank”), Durham, North Carolina, entered into an employment agreement with James H. Sills III, age 56, in connection with his appointment as President and Chief Executive Officer of the Company and the Bank, effective September 1, 2014. Effective August 31, 2014, Kim D. Saunders, President and Chief Executive Officer of the Company, will step down from her post. Following Mr. Sills’ appointment, James E. Sansom, Interim President of the Bank, will continue on in his role as Chief Lending Officer.

Mr. Sills’ employment agreement provides for an initial term of employment of two years, beginning September 1, 2014. At the end of the initial term, the term of employment will be automatically extended for additional terms of one year (each an “Additional Term”) unless a notice of termination is given by the Company and the Bank (together, the “Employer”) to Mr. Sills not less than 120 days prior to the end of the initial term, or the Additional Term, as applicable.

The employment agreement provides for an annual base salary of $275,000. Mr. Sills will be reimbursed for his reasonable moving expenses, and will receive a temporary housing allowance of $1,500 per month for up to six months. The agreement also provides for reimbursement of all reasonable business expenses and participation in all retirement, welfare, health and other benefit plans or programs currently offered by Employer to other executive officers or which may be later offered to other executive officers. Further, Mr. Sills will be entitled to receive all other fringe benefits, which are now or may be provided to Employer’s executive officers.

The employment agreement provides that Mr. Sills may be terminated by the Employer for cause, as defined in the agreement, in which event he will only be entitled to receive payment of sums due him as base salary and/or reimbursement of expenses incurred through the date of termination.

If, following such time as the “golden parachute” prohibitions established pursuant to the Emergency Economic Stabilization Act of 2008 are no longer applicable to the Employer, Mr. Sills is terminated without cause, or is terminated as the result of a change of control of either the Bank or the Company, he will be entitled to receive payment of severance compensation equal to 100% of his then monthly base salary for 12 months following the date of termination. Also, Mr. Sills may choose to terminate his employment upon giving Employer not less than 60 days notice.

In the event of Mr. Sills’ disability (as defined in the employment agreement) for a period of 180 days, the Employer may terminate the agreement at its option, after which termination it will pay Mr. Sills an amount equal to his then-existing base salary, less any benefits received from any disability benefit or pension plan, until he becomes eligible for benefits under any long-term disability plan or disability insurance program provided by the Employer. In addition, Mr. Sills will receive any bonus earned or accrued through the date of termination. In the event of Mr. Sills’ death during the term of the agreement, the agreement will be terminated. In the event of Mr. Sills’ death, his estate will be entitled to all sums due him as base salary and/or reimbursement of expenses through the end of the month during which his death occurred, plus any bonus earned or accrued through the date of death.

As a consequence of the Company’s participation in the Community Development Capital Initiative, part of the Troubled Asset Relief Program (also known as “TARP”), certain restrictions will apply to the compensation otherwise payable to Mr. Sills, including a general prohibition on the payment of incentive compensation, golden parachute payments and severance payments. The employment agreement provides for the application of these executive compensation restrictions for so long as the restrictions apply to the Employer and Mr. Sills.

A copy of Mr. Sills’ employment agreement is attached as Exhibit 99.1 and is incorporated herein by reference.

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ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On August 11, 2014, Kim D. Saunders, President and Chief Executive Officer of the Company, gave notice of her retirement, effective August 31, 2014, whereupon her employment agreement will be terminated.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; APPOINTMENT OF PRINCIPAL OFFICERS.

On August 11, 2014, Kim D. Saunders, President and Chief Executive Officer of the Company, gave notice of her retirement, effective August 31, 2014. Also on August 11, 2014, the Company and the Bank announced that James H. Sills III has been appointed President and Chief Executive Officer of the Company and the Bank, effective September 1, 2014. Following Mr. Sills’ appointment, James E. Sansom, Interim President of the Bank, will continue on in his role as Chief Lending Officer.

A brief description of the material terms of Mr. Sills’ employment agreement is contained in Item 1.01, “Entry into a Material Definitive Agreement,” above, and is incorporated herein by reference.

A copy of the Bank’s press release, dated August 11, 2014, making these announcements is attached as Exhibit 99.2 and is incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

The following exhibits are filed herewith:

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Employment Agreement between M&F Bancorp, Inc., Mechanics and Farmers Bank and James H. Sills III dated August 11, 2014
99.2	Press Release dated August 11, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 14, 2014

M&F BANCORP, INC.
By:	/s/ Randall C. Hall
Randall C. Hall
Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Employment Agreement between M&F Bancorp, Inc., Mechanics and Farmers Bank and James H. Sills III dated August 11, 2014
99.2	Press Release dated August 11, 2014

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